Exhibit 10.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

July 18, 2013

LAKES ENTERTAINMENT ANNOUNCES

DEBT TERMINATION AGREEMENT

WITH SHINGLE SPRINGS BAND OF MIWOK INDIANS

MINNEAPOLIS – July 18, 2013 – Lakes Entertainment, Inc. (“Lakes”) (NASDAQ: LACO) announced today, that on July 17, 2013, it entered into a Debt Termination Agreement with the Shingle Springs Band of Miwok Indians (“Tribe”) (the “Debt Termination Agreement”) relating to loans Lakes made to the Tribe for the development of the Red Hawk Casino, located in Placerville, California. The Debt Termination Agreement requires certain conditions to be met, including a lump sum payment by the Tribe to Lakes of $57.1 million on or before December 31, 2013, subject to extension for 120 days. This payment will constitute full and final payment of all debt owed to Lakes as of the date the payment is made (“Payment Date”).

Upon the Payment Date, the management agreement under which Lakes is managing the Tribe’s Red Hawk Casino will terminate. Until the Payment Date, Lakes will continue to manage the Red Hawk Casino and all existing agreements between the Tribe and Lakes will remain in effect. If all of the conditions under the Debt Termination Agreement, including the $57.1 million debt payment, are not met, then all existing agreements between Lakes and the Tribe will remain in effect until their original expiration under their existing terms.

Tim Cope, President and Chief Financial Officer of Lakes stated, “Lakes and the Shingle Springs Tribe have worked together to reach a mutual agreement regarding the prepayment of the debt owed by the Tribe. This termination agreement will allow the Tribe to benefit from its new compact with the State of California and the accelerated payment will benefit Lakes by allowing it greater financial flexibility when pursuing new projects.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes also has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino, an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, and an investment in Dania Entertainment Center, LLC’s Dania Jai Alai fronton in Dania Beach, Florida.

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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